SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 13, 2006

Date of Report (Date of earliest event reported)

PHYTOMEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-28790

(Commission File Number)

87-0429962B

(I.R.S. Employer Identification No.)

1628 West 1st Avenue, Suite 216, Vancouver, British Columbia,  V6J 1G1

(Address of principal executive offices)

(800) 611-3388

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. Registrant's Business and Operations

None.

SECTION 2.  Financial Information

None.

SECTION 3.  Securities and Trading Markets

None.

SECTION 4.  Matters Related to Accountants and Financial Statements

None.

SECTION 5.  Corporate Governance and Management

Item. 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 13, 2006, the Company appointed Mr. Gary Branning and Mr. Rick A. Henson to its Board of Directors.

In 2001, Mr. Branning joined Pharmacia Corporation as Executive Director of Managed Markets Marketing for Pharmacia Corporation.  The Marketing Unit of the Managed Markets Marketing of Pharmacia focused on the development of brand programs, value added services and health management programs in managed markets.

In 2003, Mr. Branning joined Managed Market Resources, a health care consulting and medical communications company, as Managing Partner and Senior Vice President.  Mr. Branning’s responsibilities included strategic consulting, new product development, business development, and executing Managed Market Resource’s sales and marketing plans.

In 2001, Mr. Henson joined Andrx Corporation, where he held the position of Senior Vice President of Sales, and was responsible for sales, operations, and training.   During his tenure at Andrx Corporation, Mr. Henson built a 500-plus person branded sales division from inception and increased division sales to $120 million.  Andrx Laboratories was recently acquired by Watson Pharmaceuticals for $1.9 billion.

In 2005, Mr. Henson joined Vernalis Pharmaceuticals, Inc. as a consultant to start up a US commercial operation and was responsible for strategic planning, training, sales management and product acquisition.  In 2006, Mr. Henson accepted the position of Vice President of Sales with complete oversight of sales function for Vernalis US.

The Company also has accepted the resignations of Mr. Derek Cooper, from the position of Director, Secretary and Treasurer of the Company, and Mr. Indy Panchi from the position of Director, effective September 13, 2006.  In addition, our Board of Directors appointed Mr. Harmel S. Rayat, a current Director, Chief Financial Officer and Principal Financial Officer, to the additional positions of Secretary and Treasurer, effective September 13, 2006.

SECTION 6. [Reserved]

N/A.

SECTION 7.  Regulation FD

None.

SECTION 8.  Other Events

None.

SECTION 9.  Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYTOMEDICAL TECHNOLOGIES, INC.

/s/ Greg Wujek

Greg Wujek

President and CEO

Date: September 18, 2006